Filed pursuant to Rule 424(b)(3)
under the Securities Act of 1933
in connection with Registration
Statement No. 333-140449

PROSPECTUS SUPPLEMENT NO. 3

(TO PROSPECTUS DATED FEBRUARY 5, 2007)

Common Stock

This Prospectus Supplement No. Three supplements and amends the prospectus dated February 5, 2007 relating to the resale of up to 11,994,528 shares of our common stock by Kingsbridge Capital Limited.

This prospectus supplement should be read in conjunction with the prospectus dated February 5, 2007, Prospectus Supplement No. One dated August 21, 2007 and Prospectus Supplement No. Two dated September 24, 2007, which are to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

We are filing this prospectus supplement to reflect a draw down by us pursuant to the common stock purchase agreement dated as of February 5, 2007, by and between us and Kingsbridge Capital Limited.

The table appearing under the caption “Selling Stockholder” on page 23 of the prospectus is hereby further supplemented by adding the following to the end of footnote 3 to that table, as previously supplemented and amended:

“On November 2, 2007, we delivered notice to Kingsbridge to effect a draw down. The first trading day of the eight-day pricing period for this draw down was November 5, 2007. In connection with this draw down, we issued an aggregate of 416,705 shares of our common stock to Kingsbridge for net proceeds of $1.1 million. The settlement date for this draw down was November 9, 2007.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2007.